Exhibit 2.1
ASSET PURCHASE AND SALE AGREEMENT
BY AND AMONG
DIAMOND FOODS, INC.,
GSH HOLDINGS, INC.,
HARMONY FOODS CORPORATION
AND
THE INDEMNITY REPRESENTATIVE
Dated as of May 9, 2006

		Page(s)

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	PURCHASE AND SALE OF ASSETS	11

2.1	Purchase and Sale of Assets	11
2.2	Assumption of Liabilities	14
2.3	Closing.	16
2.4	Post-Closing Purchase Price Adjustment	17
2.5	Lockbox; Operating Account; Payments	19
2.6	Taxes	19
2.7	Nontransferable Assets	20
2.8	Taking of Necessary Action; Further Action	20
2.9	Allocation of Purchase Price	20

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	21

3.1	Organization, Qualification, and Corporate Power	21
3.2	Authorization	21
3.3	No Conflicts	21
3.4	Consents	22
3.5	Working Capital Statements	22
3.6	Legal Compliance	22
3.7	Tax Matters	22
3.8	Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment	23
3.9	Intellectual Property	24
3.10	Contracts	26
3.11	Insurance	26
3.12	Litigation	27
3.13	Restrictions on Business Activities	27
3.14	Product Warranty	27
3.15	Employees	27
3.16	Employee Matters and Benefit Plans	27
3.17	Labor Matters	29

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(continued)

		Page(s)

3.18	Environment, Health and Safety	30
3.19	Real Estate	31
3.20	No Adverse Developments	32
3.21	Fees	32
3.22	Board and Stockholder Approval	32
3.23	Fixed Assets; Inventory	33
3.24	Sufficiency of Purchased Assets	33
3.25	Business Permits	33
3.26	Certifications	33
3.27	Customers	33
3.28	Suppliers	33
3.29	Compliance with Food Regulations	34
3.30	No Product Recalls	34
3.31	Brokers	34
3.32	Insurance Requirements	34
3.33	Bank Accounts	34
3.34	Representations and Warranties of Parent	35
3.35	Disclaimer	35
3.36	Accounts Receivable	36

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	36

4.1	Organization, Qualification, and Corporate Power	36
4.2	Authorization	36
4.3	No Conflicts	37
4.4	Consents	37
4.5	Fees	37
4.6	Board of Directors	37
4.7	Litigation	37
4.8	Payment of Purchase Price	37

ARTICLE 5	EMPLOYMENT MATTERS	37

5.1	Offers of Employment	37

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(continued)

		Page(s)

5.2	Transfer of Continuing Service Providers	38
5.3	Employment Liabilities	38
5.4	Non-solicitation	38
5.5	COBRA Coverage	38

ARTICLE 6	OTHER AGREEMENTS AND COVENANTS	38

6.1	Confidentiality	39
6.2	Additional Documents and Further Assurances	39
6.3	Covenant Not to Compete	40
6.4	Access to Information	41
6.5	Use of Business Intellectual Property	41
6.6	Transfer of Purchased Assets from Santa Cruz	41
6.7	Insurance	41
6.8	Transition Services	41

ARTICLE 7	CLOSING OBLIGATIONS	42

7.1	Closing Obligations of Seller	42
7.2	Closing Obligations of Buyer	43

ARTICLE 8	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	44

8.1	Representations, Warranties and Covenants	44

ARTICLE 9	INDEMNIFICATION	44

9.1	Indemnification by Seller	44
9.2	Indemnity Representative	45
9.3	Notice and Opportunity to Defend	47
9.4	Remedies	48
9.5	Certain Limitations	48
9.6	Escrow; Priority Among Indemnifying Parties	49
9.7	Indemnification by Buyer	49

ARTICLE 10	MISCELLANEOUS	50

10.1	No Third-Party Beneficiaries	50
10.2	Entire Agreement and Modification	50

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(continued)

		Page(s)

10.3	Amendment	50
10.4	Waivers	50
10.5	Successors and Assigns	50
10.6	Counterparts	51
10.7	Headings	51
10.8	Notices	51
10.9	Governing Law	52
10.10	Severability	52
10.11	Expenses	53
10.12	Construction	53
10.13	Seller Disclosure Letter	53
10.14	Further Assurances	54
10.15	Time of Essence	54
10.16	Consent to Jurisdiction	54
10.17	Schedules and Exhibits	54

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Supply Agreement
Exhibit C	Form of Opinion of Kirkland & Ellis LLP

ANNEXES

Annex A	Environmental Insurance Policy
Annex B	Fixed Assets
Annex C	Inventories
Annex D	Trademarks, Patents and Domain Names

SCHEDULES

Schedule 1.1	Accounts Receivable
Schedule 1.54	Capital Leases
Schedule 1.74	Payables
Schedule 1.76	Permitted Liens
Schedule 2.1(b)(x)	Proprietary Mix Formulations
Schedule 2.1(b)(iii)(A)	Personal Property Leases to which Seller Is Lessor or Sublessor
Schedule 2.1(b)(iii)(B)	Personal Property Leases to which Seller Is Lessee or Sublessee
Schedule 2.1(b)(vii)	Assigned Contracts
Schedule 2.1(b)(viii)	Assigned Permits
Schedule 2.1(c)(viii)	Contracts of Seller that are not Assigned Contracts
Schedule 2.1(c)(xiv)	Misc. Excluded Assets
Schedule 2.2(c)(iii)	Excluded Agreements
Schedule 2.3(d)	Seller’s Wire Transfer Instructions
Schedule 5.1	Transferred Employees and Transition Consultants

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ASSET PURCHASE AND SALE AGREEMENT
     THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2006, by and among Diamond Foods, Inc., a Delaware corporation (“Buyer”), GSH Holdings, Inc., a Delaware corporation (“Parent”), Harmony Foods Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Seller” or “Harmony”) and SPC Partners II, L.P. as the representative of Seller and Parent (the “Indemnity Representative”). Buyer, Parent, Seller and the Indemnity Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. Seller is engaged in the Business. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the Purchased Assets of Seller described herein.
     B. The Board of Directors of Seller and Buyer each believes it is in the best interests of such Party that the transactions contemplated hereby be consummated and, in furtherance thereof, each has approved this Agreement and the transactions contemplated hereby.
     C. Buyer and Seller desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.
     1.1 “Accounts Receivable” means all trade accounts receivable of the Seller as of the Closing Date which relate exclusively to the Business, together with any claim, remedy or other right related to any of the foregoing.
     1.2 “Accrued Expenses” means the accrued expenses related to the Business that are set forth in Section 2.2(b)(iii) of the Seller Disclosure Letter, which states the dollar amount of each accrued expense as of the Closing.
     1.3 “Actions or Proceeding” means any action, suit, proceeding, arbitration or Governmental Body investigation or audit.

     1.4 “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.
     1.5 “Ancillary Agreements” means the Escrow Agreement, the Supply Agreement, the Assignment Instruments and the Assumption Instruments.
     1.6 “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods.
     1.7 “Assigned Contracts” shall have the meaning set forth in Section 2.1(b)(vii).
     1.8 “Assigned Permits” shall have the meaning set forth in Section 2.1(b)(viii).
     1.9 “Assignment Instruments” shall have the meaning set forth in Section 2.3(e).
     1.10 “Assumed Liabilities” shall have the meaning set forth in Section 2.2(b).
     1.11 “Assumption Instruments” shall have the meaning set forth in Section 2.3(e).
     1.12 “Benefit Plan” means any Retirement Plan and any plan, program, policy, practice, contract, agreement or other arrangement providing for loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, incentive programs, performance awards, stock or stock-related awards, vacation, health, sickness, post-employment welfare, dental, vision, life, disability, or accidental death and dismemberment benefits, or other material employee benefits or material remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or its ERISA Affiliates for the benefit of any Transferred Employee, or with respect to which Seller or its ERISA Affiliates have or may have any liability or obligation to any Employee.
     1.13 “Books and Records” means all files, documents, instruments, papers, books and records owned by Seller relating primarily to the Purchased Assets, the Assumed Liabilities or the Business, including without limitation, financial statements, Tax Returns, budgets, reliability and cost data, pricing guidelines, accounting records, ledgers, journals, deeds, title policies, Assigned Contracts, customer lists, retrieval programs, operating data and plans and environmental studies and plans related to the Fishers Facility, but excluding in all cases income Tax Returns, stock ledgers and minute books.

     1.14 “Business” means (i) the development, formulation, manufacture, mixing, packaging (collectively such activities “Processing”), marketing and sale of all of Seller’s products (including products currently under development) that are Processed, marketed or sold at the Fishers Facility, and (ii) the marketing and sale of certain products that are supplied pursuant to the Supply Agreement; provided, however, that (A) for avoidance of doubt, the Business includes customer relationships with existing customers of Seller to the extent that such relationships relate to the sale to such customers of products to be purchased by Buyer under the Supply Agreement, including certain rights under Seller’s contracts with such customers and certain rights to receive payments from such customers to the extent such payments relate to products described in (i) or (ii) above, and (B) the Business excludes Seller’s tangible and intangible property and assets that relate to the Processing, marketing or sale of nutraceutical or enhanced nutritional products or the Processing of Seller’s products that are Processed at the Santa Cruz Facility including those to be supplied pursuant to the Supply Agreement.
     1.15 “Business Contracts” shall have the meaning set forth in Section 3.10.
     1.16 “Business Day” shall mean a day other than Saturday and Sunday or any day on which banks located in the State of California are authorized or obligated to close.
     1.17 “Business Intellectual Property” shall mean any and all Intellectual Property owned by Seller and exclusively used in the Business in the manner currently conducted.
     1.18 “Buyer’s Assumed Environmental Liabilities” means, with respect to the Fishers Facility, any Liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys’ fees and environmental consultant costs) of any kind or nature for which the Seller would otherwise be responsible, or any existing duty of Seller to indemnify, defend or reimburse any Person with respect to: (i) the presence or release on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of the Fishers Facility, or known by Buyer or Seller to be migrating to the Fishers Facility as of the Closing Date (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities at the Fishers Facility prior to the Closing, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws in connection with the operation of the Fishers Facility prior to the Closing Date by Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees; and (v) any actions or proceedings brought or threatened in writing by any third party with respect to any of the foregoing that existed as of the Closing Date.
     1.19 “Closing” shall have the meaning set forth in Section 2.3(a).
     1.20 “Closing Adjustment Amount” shall have the meaning set forth in Section 2.1(a)(iii).
     1.21 “Closing Date” means the date of this Agreement.

     1.22 “Closing Documents” means all documents, deeds and other instruments which are required by the Definitive Agreements or by operation of law for the consummation of the Transaction.
     1.23 “Closing Time” shall have the meaning set forth in Section 2.3(a).
     1.24 “Closing Working Capital” means the Working Capital as of the Closing Time, as certified in the Closing Working Capital Statement.
     1.25 “Closing Working Capital Statement” shall have the meaning set forth Section 2.3(c).
     1.26 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     1.27 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.28 “Continuing Service Provider” means both Transferred Employees and Transition Consultants.
     1.29 “Customer Information” shall have the meaning set forth in Section 3.8(e).
     1.30 “Damages” means any loss, damage, injury, decline in value, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, including reasonable legal fees, expert fees, accounting fees or advisory fees, and reasonable costs of investigation, but excluding consequential, special or punitive damages, restitution, lost profits, lost opportunity costs, damage to reputation or the like, and mental or emotional distress.
     1.31 “Definitive Agreements” means this Agreement, the Ancillary Agreements, and any other agreements reasonably required by Buyer as a condition to Closing, together with any schedules or exhibits thereto.
     1.32 “DOL” means the United States Department of Labor.
     1.33 “Employee” means each current employee or consultant, including without limitation the Transferred Employees and Transition Consultants, of Seller or any ERISA Affiliate of Seller who is employed in connection with the Business.
     1.34 “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any ERISA Affiliate and any Employee.
     1.35 “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Benefit Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any ERISA Affiliate, including, without limitation, any Termination Liabilities.
     1.36 “Environmental Insurance Policy” means the insurance policy purchased by Buyer prior to the Closing, in the form attached at Annex A, which (i) names Buyer as the named insured, (ii) lists Seller as an additional insured, (iii) covers the Buyer’s Assumed Environmental Liabilities for a period of five (5) years after the Closing Date, (iv) provides $3,000,000 in coverage for Buyer’s Assumed Environmental Liabilities, and (v) provides for a $50,000 retention or deductible per occurrence for all matters (the “Insurance Deductible”).
     1.37 “Environmental Insurance Policy Cost” means the premium and broker commissions incurred in connection with the Environmental Insurance Policy, which cost shall not exceed $48,000.
     1.38 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.39 “ERISA Affiliate” shall mean each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     1.40 “Escrow” shall have the meaning set forth in Section 2.3(f).
     1.41 “Escrow Agent” shall be Bank of the West.
     1.42 “Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller, the Indemnity Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit A.
     1.43 “Escrow Amount” shall mean $1,000,000.
     1.44 “Excluded Agreements” has the meaning set forth in Section 2.2(c)(iii).
     1.45 “Excluded Assets” has the meaning set forth in Section 2.1(c).
     1.46 “Excluded Liabilities” has the meaning set forth in Section 2.2(c).
     1.47 “Expensed Items” means supplies and similar consumable material on hand at the Fishers Facility that are related to and of a nature customarily used in the Business.
     1.48 “Final Working Capital” shall have the meaning set forth in Section 2.4(c).
     1.49 “Fishers Facility” means Seller’s facility located in Fishers, Indiana, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.
     1.50 “Fishers Lockbox” means the bank account at PNC Bank, which is primarily used for customers to send payments for products of the Business.

     1.51 “Fishers Operating Account” means the bank account at PNC Bank, which is primarily used for operations.
     1.52 “Fixed Assets” means all items of plant, equipment, machinery, tools, furniture and furnishings, computers and computer supplies, office materials and supplies and other fixed assets owned by Seller and listed in Annex B. Annex B sets forth the book value of each fixed asset as of the Closing.
     1.53 “Governmental Body” means any applicable:
          (i) federal, provincial, state, local, municipal, foreign, or other government;
          (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or
          (iii) multi-national organization body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     1.54 “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (other than those capital leases listed on Schedule 1.54 attached hereto) or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.
     1.55 “Indemnification Threshold” shall have the meaning set forth in Section 9.5(b)(i).
     1.56 “Indemnitee” and “Indemnitees” shall have the meanings set forth in Section 9.1.
     1.57 “Indemnifying Parties” shall have the meaning set forth in Section 9.1.
     1.58 “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).
     1.59 “Intellectual Property Contracts” shall have the meaning specified in Section 3.9(a)(ii).
     1.60 “Inventories” means the inventories of Seller, including finished goods, work in process, raw materials, spare parts and other materials and supplies to be used or consumed by Seller in the production of finished goods in the Business, listed on Annex C, excluding any inventories of packaging materials located at the Seller Cruz Facility.
     1.61 “Knowledge” means, with respect to a Person, the actual knowledge, awareness or belief of such Person with respect to the subject matter. Seller’s Knowledge shall mean the Knowledge of any of (i) Shawn Hecht, (ii) George Pappas, (iii) Matt Herzog, (iv) Troy Rosenow, (v) Sara Cox, (vi) Mark Klein, (vii) John Aplin, (viii) Linda Johnson, or (ix) Bill Hungate. No other individual’s knowledge shall be imputed to the foregoing nine individuals.
     1.62 “Law” means any applicable law, statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law of the United States, any foreign country or any U.S. or foreign state, county, city or other political subdivision or of any Governmental Body.
     1.63 “Liability” means any obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).
     1.64 “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, right of first refusal, preemptive right or restriction on use with respect to an Asset, including any restriction on the transfer of any Asset, any restriction on the receipt of any income derived from any Asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset, in all cases other than Permitted Liens.
     1.65 “Litigation” shall have the meaning set forth in Section 3.12.
     1.66 “Material Adverse Effect” means any adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Seller, which is material to the Business taken as a whole, except to the extent that any such change directly results from: (A) changes in general economic or financial conditions (provided that such changes do not affect Seller disproportionately in an adverse manner relative to other participants in Seller’s industry); (B) changes affecting generally the industry in which Seller operates (provided that such changes do not affect Seller disproportionately in an adverse manner relative to other participants in Seller’s industry); or (C) a material breach of this Agreement by Buyer.
     1.67 “Miscellaneous Liabilities” means the Liabilities related to the Business that are set forth in Section 2.2(b)(vii) of the Seller Disclosure Letter, which states the dollar amount of each such Liability as of the Closing.

     1.68 “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     1.69 “Objection Notice” shall have the meaning set forth in Section 2.4(b).
     1.70 “Obsolete Inventories” means all (i) discontinued products, (ii) packaging materials for discontinued packaging designs, (iii) work in process, raw materials, spare parts and other materials and supplies to be used or consumed by Seller only in the production of discontinued products, and (iv) finished goods with a remaining shelf life of four (4) months or less as of the Closing Date.
     1.71 “Open Purchase Orders” means all open purchase orders representing Seller purchase obligations related to the Business that are set forth in Section 2.2(b)(v) of the Seller Disclosure Letter or which impose a purchase obligation in an amount less than $10,000, individually, and less than $50,000 in the aggregate, as of the Closing.
     1.72 “Order” means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final).
     1.73 “Payables” means the accounts payable of the Seller as of the Closing Date which are set forth in Schedule 1.73, which list sets forth the dollar value of each account payable as of the Closing.
     1.74 “Pension Plan” means each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     1.75 “Permit” means the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from any Governmental Body with respect to the Business (including, without limitation, all Environmental Permits), and any pending applications relating to the foregoing.
     1.76 “Permitted Liens” means, collectively: (i) Liens granted by Buyer to any Person; (ii) mechanics’, warehousemen’s, materialmen’s, contractors’, workmen’s, repairmen’s, carriers’ and other similar Liens; (iii) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to any real property lease which are not due and payable as of the Closing or are being contested by appropriate proceedings and listed on Schedule 1.76; (iv) matters of record and any state of facts which an accurate survey or inspection of the leased real property used exclusively in the conduct and operation of the Business would disclose and listed on Schedule 1.76; (v) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights; conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of the real property, which in the case of each of the foregoing does not materially interfere with the operation of any of the affected real property; (vi) precautionary UCC filings with respect to operating leases as set forth on Schedule 1.76; and (vii) Liens incurred in the ordinary course of business which do not constitute Indebtedness and do not impair the use of the Assets.

     1.77 “Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.
     1.78 “Personal Property Leases” shall have the meaning set forth in Section 2.1(b)(iii).
     1.79 “Post-Closing Purchase Price Decrease Amount” shall have the meaning set forth in Section 2.4(d)(i).
     1.80 “Post-Closing Purchase Price Increase Amount” shall have the meaning set forth in Section 2.4(d)(ii).
     1.81 “Pre-Closing Employment Liabilities” means any and all Employment Liabilities that are accrued (or properly should be accrued) on the books and records of Seller as of the Closing Date with respect to the Employees but which have not been satisfied by Seller, including accrued vacation, paid time off, sick leave of Transferred Employees relating to periods prior to the Closing Date and any Termination Liabilities.
     1.82 “Prepaid Expenses” means all prepaid expenses set forth in Section 2.1(b)(iv) of the Seller Disclosure Letter, including deposits under leases, which states the dollar amount of each prepaid expense as of the Closing. Prepaid Expenses shall not include prepaid expenses that are associated with Excluded Assets, Excluded Agreements, or Excluded Liabilities.
     1.83 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     1.84 “Proprietary Mix Formulations” means all proprietary mix formulations owned by Seller and used exclusively in the Business, including those formulations described on Schedule 2.1(b)(x).
     1.85 “Purchase Price” shall have the meaning set forth in Section 2.1(a)(ii).
     1.86 “Purchased Assets” shall have the meaning set forth in Section 2.1(b).
     1.87 “Receivables Reserve” means the reserve in an amount equal to $290,204.30 as set forth in both the Closing Working Capital Statement and the Updated Working Capital Statement, in each case specifically for (i) Receivables aged 120 days or more, (ii) returns and potential uncollectability of accounts and (iii) Accounts Receivables owing from insolvent customers.
     1.88 “Registered Intellectual Property” means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights;

(iv) registered mask works and applications to register mask works; and (v) domain name registrations.
     1.89 “Representatives” means, with respect to a Person, that Person’s officers, directors, accountants, counsel, investment bankers and financial advisors.
     1.90 “Restricted Business” means the development, marketing, manufacturing, distribution or selling of (i) trail mix and snack mixes containing dried fruits or nuts and/or seeds, (ii) yogurt- or chocolate-covered confection products sold by Seller as of the Closing or during the three years prior to Closing, (iii) yogurt- or chocolate-covered confection products currently under development by Seller, (iv) dried fruits or (v) nuts and/or seeds, but excluding in each case, the development, marketing, manufacturing, distributing or selling of (x) nutraceutical or enhanced nutritional products or products enriched with vitamins or minerals (other than calcium infused yogurt- or chocolate-covered confection products containing dried fruits, nuts, seeds or pretzels, sold by Seller as of the Closing), dietary supplements, whole food powder or extracts or (y) any cereals or bars, regardless of the ingredients used therein.
     1.91 “Retirement Plan” means an employee pension benefit plan (as such term is defined under Section 3(2) of ERISA).
     1.92 “Santa Cruz Facility” means the Seller’s facility located in Santa Cruz, California.
     1.93 “Santa Cruz Lockbox” means the lockbox at PNC Bank, which is primarily used for customers to send payments for products primarily manufactured and sold from the Santa Cruz Facility.
     1.94 “Seller Owned Intellectual Property” means all Business Intellectual Property that is owned by, or exclusively licensed to, Seller or any of its direct and indirect subsidiaries.
     1.95 “Seller Registered Intellectual Property” shall mean all of the Business Intellectual Property that is Registered Intellectual Property.
     1.96 “Seller’s Retained Product Liabilities” means all product liabilities of Seller relating to any products manufactured or sold by Seller prior to the Closing Time, including any claims based upon negligence, strict liability, breach of warranty of fitness, or under any statute governing products liability.
     1.97 “Special Items” shall have the meaning set forth in Section 9.5(b)(ii).
     1.98 “Subsidiaries” means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the applicable Person directly or indirectly through one or more intermediaries.
     1.99 “Supply Agreement” means the Supply Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B.
     1.100 “Tax” or “Taxes” shall have the meaning set forth in Section 3.7.

     1.101 “Termination Liabilities” shall have the meaning set forth in Section 5.1.
     1.102 “Third Party Consents” shall have the meaning set forth in Section 3.4.
     1.103 “Trademarks, Patents and Domain Names” means the trademarks, patents and domain names set forth on Annex D.
     1.104 “Transferred Employee” means any Employee or other individual providing services to Seller prior to the Closing and who accepts employment with Buyer, as listed on Schedule 5.1.
     1.105 “Transaction” means the sale and acquisition of certain assets and liabilities of the Business as a “going concern” and any related matters as set forth in this Agreement and the Ancillary Agreements.
     1.106 “Transition Consultant” means any Employee or other individual providing services to Seller prior to the Closing and who enters into a consulting agreement with Buyer, as listed on Schedule 5.1.
     1.107 “Updated Working Capital” shall have the meaning set forth in Section 2.4(a).
     1.108 “Updated Working Capital Statement” shall have the meaning set forth in Section 2.4(a).
     1.109 “Working Capital” means (A) the sum of (x) the Accounts Receivable, including those on Schedule 1.1 attached hereto, plus (y) the Inventories, plus (z) the Prepaid Expenses, each as reflected on the Closing Working Capital Statement, minus (B) the sum of (w) the Payables, plus (x) the Accrued Expenses, plus (y) the Miscellaneous Liabilities plus (z) the Receivables Reserve, each as reflected on the Closing Working Capital Statement. Notwithstanding anything contained herein to the contrary, for purposes of calculating Working Capital, Inventories shall be valued in accordance with Section 3.23 and Obsolete Inventories shall be excluded.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale of Assets.
          (a) Purchase and Sale; Consideration; Closing Adjustment Amount.
               (i) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Time, Seller shall irrevocably sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to the Purchased Assets.

               (ii) Consideration. The consideration for the Purchased Assets (the “Purchase Price”) shall be: (i) an amount of cash equal to (A) $18,000,000, plus or minus (B) the Closing Adjustment Amount, and minus (C) the Environmental Insurance Policy Cost; and (ii) the assumption of the Assumed Liabilities. The Purchase Price will be subject to adjustment after the Closing in accordance with Section 2.4 below.
               (iii) Closing Adjustment Amount. As used in this Agreement, the “Closing Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting $4,500,000 from the Closing Working Capital. If the Closing Adjustment Amount is positive, the Purchase Price will be increased by the Closing Adjustment Amount. If the Closing Adjustment Amount is negative, the Purchase Price will be decreased by the Closing Adjustment Amount. For example, if the Closing Working Capital is $5,500,000, the Purchase Price will be increased by $1,000,000, and if the Closing Working Capital is $3,500,000, the Purchase Price will be decreased by $1,000,000.
          (b) Purchased Assets. For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, the following property and assets, whether real, personal or mixed, tangible or intangible, belonging to Seller (but specifically excluding the Excluded Assets):
               (i) the Fixed Assets, Inventories, Expensed Items, and all other tangible personal property (whether depreciated or expensed) located at the Fishers Facility on the Closing Date (the “Tangible Personal Property”);
               (ii) all Accounts Receivable;
               (iii) all rights of Seller in, to or under (A) the leases or subleases of Tangible Personal Property described in Schedule 2.1(b)(iii)(A) as to which Seller is the lessor or sublessor, and (B) the leases of Tangible Personal Property described in Schedule 2.1(b)(iii)(B) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) above being referred to herein as the “Personal Property Leases”);
               (iv) all Prepaid Expenses;
               (v) the Trademarks, Patents and Domain Names;
               (vi) all Books and Records, including all Customer Information, provided, however, that if certain Books and Records relate to both the Business and the business retained by Seller, (A) Seller shall be entitled to keep original copies of such Books and Records and will provide appropriately redacted copies of such Books and Records to Buyer if such Books and Records relate primarily to the business retained by the Seller, and (B) Buyer shall be entitled to keep original copies of such Books and Records and Seller shall make copies of such Books and Records for its records if such Books and Records relate primarily to the Business;
               (vii) all rights under the contracts, indentures, mortgages, instruments, Liens, guaranties or other agreements of Seller that are listed on Schedule 2.1(b)(vii) (the

“Assigned Contracts”), which list is intended to include all contracts currently in effect with customers of the Business;
               (viii) to the extent transferable, all Permits (including applications therefor) used or held by Seller for use in the conduct of the Business at the Fishers Facility, including all Permits set forth on Schedule 2.1(b)(viii) (the “Assigned Permits”);
               (ix) all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character to the extent attributable to the Assigned Contracts, the other Purchased Assets or the Assumed Liabilities;
               (x) all Proprietary Mix Formulations;
               (xi) the Fishers Lockbox; and
               (xii) the goodwill associated with the Purchased Assets.
          (c) Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term “Purchased Assets” shall not include the following assets of Seller (collectively, the “Excluded Assets”), which assets shall remain the property of Seller after the Closing:
               (i) all Obsolete Inventories;
               (ii) all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature to the extent attributable to the Excluded Agreements, the other Excluded Assets or the Excluded Liabilities;
               (iii) all claims, actions, deposits, prepayments, refunds or rights of recovery relating to Taxes;
               (iv) all rights of Seller under the Definitive Agreements and Closing Documents;
               (v) all books and records of Seller which are not Books and Records, provided, however, that Buyer shall be entitled to have copies of such books and records to the extent they relate to the Business, the Purchased Assets or Assumed Liabilities and do not contain confidential information or privileged materials;
               (vi) all insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing related to or connected with the Business or the Purchased Assets prior to the Closing Date;
               (vii) all shares of capital stock of Seller held in treasury and any and all shares of capital or equity interests of any other Person held by Seller;

               (viii) all contracts of Seller that do not constitute Assigned Contracts, including without limitation those contracts listed in Schedule 2.1(c)(viii);
               (ix) the Benefit Plans;
               (x) all intercompany notes and receivables;
               (xi) all cash and cash equivalents;
               (xii) all bank accounts of Seller other than the Fishers Lockbox;
               (xiii) all Intellectual Property of Seller other than the Trademarks, Patents and Domain Names and the Proprietary Mix Formulations; and
               (xiv) the property and assets specifically listed in Schedule 2.1(c)(xiv).
     2.2 Assumption of Liabilities.
          (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller, and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities. Buyer shall not assume any liabilities of Seller under this Agreement, other than the Assumed Liabilities.
          (b) Assumed Liabilities. For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include only the following liabilities of Seller with respect to the Business (but specifically excluding the Excluded Liabilities):
               (i) all Liabilities related to the Transferred Employees arising from any facts or circumstances occurring after the Closing Date;
               (ii) all Payables;
               (iii) all Accrued Expenses;
               (iv) all Liabilities arising after the Closing under the Assigned Contracts (other than any payment obligations for goods or services delivered prior to the Closing and other than the Seller’s Retained Product Liabilities);
               (v) all Open Purchase Orders;
               (vi) the Buyer’s Assumed Environmental Liabilities; and
               (vii) the Miscellaneous Liabilities.
          (c) Excluded Liabilities. The Excluded Liabilities shall remain the sole responsibility of Seller and shall be retained, paid, performed and discharged solely by Seller. “Excluded Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities. Excluded Liabilities include without limitation:

               (i) all accounts payable of Seller that are not Assumed Liabilities;
               (ii) subject to Section 2.6, all Liabilities of Seller for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Time, including any deferred Taxes, and (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement;
               (iii) all Liabilities under Business Contracts that are not Assigned Contracts or Open Purchase Orders (the “Excluded Agreements”), including but not limited to each agreement listed on Schedule 2.2(c)(iii);
               (iv) all Liabilities for Indebtedness of Seller, on its own behalf or on behalf of other Persons, to banks, financial institutions or other Persons with respect to borrowed money, including any accrued interest payable in respect thereof;
               (v) all Liabilities of Seller for capital lease obligations, except for those capital leases set forth on Section 2.2(c)(v) of the Seller Disclosure Letter;
               (vi) all Liabilities arising out of or relating to Seller’s failure to comply with the terms and conditions of any credit facilities or any security interest related thereto;
               (vii) the Seller’s Retained Product Liabilities;
               (viii) except as set forth in Section 2.2(b), all Employment Liabilities;
               (ix) all Liabilities of Seller to any of its stockholders or any Affiliate of Seller or any of its stockholders;
               (x) all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
               (xi) all Liabilities to distribute to any of Seller’s stockholders or otherwise apply all or any part of the consideration received hereunder;
               (xii) all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the Transaction;
               (xiii) all Liabilities arising out of any Proceeding pending against Seller (or any Representative, employee or agent of Seller to the extent such Proceeding relates to the Business) as of the Closing Time;
               (xiv) all Liabilities arising out of any Proceeding against Seller (or any Representative, employee or agent of Seller to the extent such Proceeding relates to the Business) commenced after the Closing Time and arising out of or relating to any occurrence or event caused by or happening prior to the Closing Time which do not constitute any Assumed Liabilities;

               (xv) all Liabilities arising out of or resulting from Seller’s noncompliance with any Law or Order of any Governmental Body (other than the Buyer’s Assumed Environmental Liabilities);
               (xvi) all Liabilities of Seller under the Definitive Agreements and any Closing Documents;
               (xvii) all Liabilities to the extent attributable to any of the Excluded Assets;
               (xviii) all Liabilities under all of Seller’s warranty arrangements for products manufactured or sold on or before the Closing Date;
               (xix) all Liabilities of Seller arising out of or in any way related to the infringement of Intellectual Property arising out of the conduct of the Business by Seller before the Closing Time, including, without limitation, liability for consequential and punitive damages in connection with the foregoing; and
               (xx) all Liabilities of Seller based upon Seller’s acts or omissions occurring after the Closing Time (except to the extent that such Liability results from Buyer’s breach of the Definitive Agreements).
     2.3 Closing.
          (a) The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at such place as Buyer and Seller mutually agree, at 8:00 A.M. Pacific Time, on the Closing Date unless otherwise mutually agreed by Buyer and Seller (the “Closing Time”). The Closing shall be deemed to be effective as of the Closing Time.
          (b) As soon as practicable following the date hereof and at all times until the purchase by Buyer of all of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer and Seller shall cooperate in good faith to formulate and effect a plan and closing schedule for the transfer of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer pursuant to this Agreement.
          (c) At least five (5) Business Days prior to the Closing Date, Seller shall furnish to Buyer a statement of the Closing Working Capital in form reasonably acceptable to Buyer (“Closing Working Capital Statement”) certified by a duly authorized officer of Seller. Seller shall provide Buyer with full access to the relevant records and working papers used to prepare the Closing Working Capital Statement.
          (d) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay the Purchase Price less the Escrow Amount (as defined in Section 2.3(f) below), by wire transfer of immediately available funds in United States Dollars to the account(s) set forth in Schedule 2.3(d).

          (e) At the Closing, and simultaneously with the payment of the Purchase Price pursuant to Section 2.3(d), (i) Seller shall assign and transfer to Buyer all of its rights, title and interest in and to the Purchased Assets, free and clear of all Liens, by delivery of: (A) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Buyer (the “General Assignment”), duly executed by Buyer and Seller; (B) a Trademark Assignment in form and substance reasonably acceptable to Buyer (the “Trademark Assignment”), duly executed by Buyer and Seller; (C) a Patent Assignment in form and substance reasonably acceptable to Buyer (the “Patent Assignment”), duly executed by Buyer and Seller; and (D) such other instruments of conveyance, assignment and transfer as Buyer shall reasonably request, in form and substance reasonably acceptable to Buyer, as shall be effective to vest in Buyer good and valid title to the applicable Purchased Assets (the General Assignment, Trademark Assignment, Patent Assignment, and the other instruments being collectively referred to herein as the “Assignment Instruments”), (ii) Buyer and Seller shall duly execute the Ancillary Agreements; and (iii) Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) an Assumption Agreement in form and substance reasonably acceptable to Seller (the “Assumption Agreement”), duly executed by Buyer and Seller, and (B) such other instruments of assumption as Seller shall reasonably request, in form and substance reasonably acceptable to Seller as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.2(b) (the Assumption Agreement and such other instruments referred to in clause (ii)(B) being collectively referred to herein as the “Assumption Instruments”). At the Closing, there shall also be delivered to Seller and Buyer the Closing Documents and any other closing deliveries required to be delivered pursuant to Article VII hereof.
          (f) At the Closing, $1,000,000 cash, representing a portion of the Purchase Price (the “Escrow Amount”), shall be paid to the Escrow Agent to be held and administered by the Escrow Agent in escrow as security for the indemnification obligations of Seller for Damages under Article IX (the “Escrow”) pursuant to the terms of the Escrow Agreement. Within three (3) Business Days after the date which is fifteen (15) months after the Closing, Buyer and Seller shall each execute and deliver to the other and to the Escrow Agent written instructions to release to Seller any amounts then held in Escrow and not previously paid in respect of any claims for indemnification under Article IX and not subject to any pending claims under Article IX. Any amounts earned in respect of the Escrow Amount shall be considered a part of the Escrow and held pursuant to the Escrow Agreement.
     2.4 Post-Closing Purchase Price Adjustment.
               (a) Preparation of Updated Working Capital Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (at Buyer’s expense) an updated balance sheet as of the Closing Date (the “Updated Balance Sheet”) together with a statement (the “Updated Working Capital Statement”) setting forth Buyer’s updated calculation of Working Capital as of the Closing Time (“Updated Working Capital”). Seller shall provide such information as may reasonably be requested by Buyer and cooperate with Buyer to enable the Buyer to prepare the foregoing.
               (b) Verification. As soon as reasonably practicable after its receipt of the Updated Working Capital Statement, but not later than forty-five (45) days after its receipt thereof (such 45-day period being known as the “Objection Period”), Seller shall provide written notice to Buyer either that it agrees or that it disagrees with the Updated Working Capital Statement. During the Objection Period, Seller shall be given reasonable access, during regular business hours, to the relevant records and working papers used by Buyer to prepare the Updated Working Capital Statement. If Seller disagrees with the Buyer’s calculation of the Updated Working Capital, Seller shall provide written notice to Buyer (the “Objection Notice”) stating that Seller disagrees with the Updated Working Capital as calculated by the Buyer, together with (i) Seller’s calculation of the Updated Working Capital, (ii) a statement of values in the Updated Working Capital Statement with which Seller disagrees and an explanation of the reason(s) for Seller’s disagreement therewith, and (iii) documentation supporting Seller’s calculation of Updated Working Capital. If Seller does not provide an Objection Notice during the Objection Period, Seller shall be deemed to have accepted Buyer’s calculation of the Updated Working Capital.
               (c) Disputes. Disputes between Buyer and Seller relating to the Updated Working Capital Statement that cannot be resolved by them within thirty (30) days after delivery by Seller of an Objection Notice shall be referred to an independent accounting firm agreed upon by Buyer and Seller for arbitration (the “Independent Accountant”) with respect to the Objection Notice. If Buyer and Seller cannot agree upon the Independent Accountant, Buyer and Seller shall each select an independent accounting firm within five (5) business days after such thirty-day period and the two accounting firms shall select the Independent Accountant. The Independent Accountant will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within forty-five (45) days from the date of referral. The Independent Accountant’s determinations hereunder shall be limited to determining the Updated Working Capital and the Independent Accountant will not have authority to alter or vary this Agreement. The expenses of the Independent Accountant shall be paid one-half by Seller and one-half by Buyer. The Updated Working Capital as adjusted by the Independent Accountant in accordance with this Section 2.4(c) (the “Final Working Capital”), shall be final and binding on the Parties. It is understood and agreed that the decision of the Independent Accountant shall not be subject to judicial review by any court or tribunal under any circumstances whatsoever and the Parties hereby expressly waive any right to appeal or otherwise seek judicial review of any decision of the Independent Accountant under this Section 2.4(c).
               (d) Purchase Price Adjustment.
               (i) Downward Adjustment. If (A) the Updated Working Capital is less than the Closing Working Capital and (i) Seller agrees with the Buyer’s calculation of such amount, or (ii) Seller does not provide an Objection Notice to Buyer within the Objection Period, or (B) the Final Working Capital (as determined in accordance with Section 2.4(c) above) is less than the Closing Working Capital (the amount of such shortfall in either clause (A) or (B) above being known as the “Post-Closing Purchase Price Decrease Amount”), Buyer shall be entitled to immediately recover the full Post-Closing Purchase Price Decrease Amount only from the Escrow.
               (ii) Upward Adjustment. If (A) the Updated Working Capital is greater than the Closing Working Capital and (i) Seller agrees with the Buyer’s calculation of such amount, or (ii) Seller does not provide an Objection Notice to Buyer within the Objection Period, or (B) the Final Working Capital (as determined in accordance with Section 2.4(c) above) is greater than the Closing Working Capital (the amount of such excess in either clause (A) or (B) above being known as the “Post-Closing Purchase Price Increase Amount”), Buyer shall promptly pay within two (2) Business Days the full Post-Closing Purchase Price Increase Amount by wire transfer of immediately available funds in United States Dollars to an account designated by Seller.
     2.5 Lockbox; Operating Account; Payments. At the Closing, Seller shall assign its rights to the Fishers Lockbox and Fishers Operating Account to Buyer. From and after the Closing, Seller shall promptly pay to Buyer all monies received by Seller attributable to any Purchased Asset (including any payments sent to the Santa Cruz Lockbox that belong to Buyer) and Buyer shall promptly pay to Seller all monies received by Buyer attributable to any Excluded Asset (including any payments sent to the Fishers Lockbox which belong to Seller). During the 6-month period after the Closing, Buyer and Seller shall account for such payments on a weekly basis and shall deliver monies belonging to the other party on a weekly basis.
     2.6 Taxes.
          (a) Transfer Taxes. Seller shall bear any sales, use, value-added, gross receipts, excise, registration, stamp duty or other similar taxes or governmental fees arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (“Transfer Taxes”). To the extent permitted by applicable law, Buyer and Seller shall cooperate in minimizing Transfer Taxes.
          (b) Straddle Period Taxes. In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The Party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law and shall provide the other Party with a draft of such Tax Return.
          (c) Tax Returns. To the extent relevant to the Business or the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any governmental authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) use its commercially reasonable efforts to retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding related to Taxes.
          (d) Withholding Rights. Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to Seller such amounts as Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.
     2.7 Nontransferable Assets. To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body) or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Seller and Buyer shall cooperate in a mutually agreeable arrangement and use reasonably diligent efforts to provide Buyer with the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer’s expense, would enforce for the benefit of Buyer, with Buyer assuming all of Seller’s obligations thereunder, any and all rights of Seller against a third party thereto. Buyer agrees to reasonably cooperate with Seller and supply relevant information to such third party in order to assist Seller in its obligations under this Section 2.7.
     2.8 Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the reasonable request of any Party and at the expense of such Party, the Parties shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as a Party may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, obligation under or interest in the Purchased Assets pursuant to this Agreement or the assumption of the Assumed Liabilities, to put Buyer in actual possession and operating control of such Purchased Assets as contemplated by this Agreement and to assist Buyer in exercising all rights with respect thereto.
     2.9 Allocation of Purchase Price. Within 90 days after the Closing, Buyer shall deliver to Seller (subject to Seller’s review and approval, not to be unreasonably withheld) an allocation (the “Tax Allocation”) of the Purchase Price and the Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) among the Purchased Assets and the covenant not to compete in Section 6.3 hereof as of the Closing Date. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be reflected by Buyer (subject to Seller’s review and approval, not to be unreasonably withheld) in the Tax Allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this

Agreement, including filing all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in a manner consistent with the Tax Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, except as required by applicable law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
     Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Seller to Buyer (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer that the statements contained in this Article III (other than the statements made by Parent in Section 3.34) are true and correct as of the Closing; provided, that the representations and warranties made as of a specified date will be true and correct only as of such date. Subject to such exceptions as are specifically disclosed in the Seller Disclosure Letter (referencing the appropriate subsection of Section 3.34), Parent hereby represents and warrants to Buyer that the statements contained in this Section 3.34 are true and correct as of the Closing; provided, that the representations and warranties made as of a specified date will be true and correct only as of such date.
     3.1 Organization, Qualification, and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is a wholly-owned subsidiary of Parent. Except as set forth in Section 3.1 of the Seller Disclosure Letter, Seller does not own any subsidiaries. Seller has all necessary power and authority to enter into the Definitive Agreements, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not have a Material Adverse Effect upon (i) the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, the Definitive Agreements and (ii) the Purchased Assets.
     3.2 Authorization. The execution and delivery of the Definitive Agreements by Seller, the performance by Seller of its obligations thereunder and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Seller and no other corporate proceeding on the part of Seller is necessary to authorize Seller to enter into the Definitive Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with its respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 No Conflicts. Neither Seller’s execution and the delivery of the Definitive Agreements nor the consummation of the Transaction will (A) violate any constitution, Law,

injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with any provision of the charter, bylaws or other organizational documents of Seller or (C) except as set forth in Section 3.3 of the Seller Disclosure Letter conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or Permit (or result in the imposition of any Lien upon any of the Purchased Assets).
     3.4 Consents. Except as set forth in Section 3.4 of the Seller Disclosure Letter, no consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party (“Third Party Consents”) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the Transaction.
     3.5 Working Capital Statements. Seller has previously delivered to Buyer Working Capital statements as of February 24, 2006, March 31, 2006, and at least five (5) Business Days prior to the Closing Date, the Closing Working Capital Statement. Each of the Working Capital statements in the foregoing sentence are in accordance with the books and records of Seller, and fairly present the elements of the Working Capital calculation as of the respective dates indicated thereon.
     3.6 Legal Compliance. To Seller’s Knowledge, the Business has been and is being conducted, and Seller is, in compliance in all material respects with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges thereunder). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the Knowledge of Seller, is threatened against Seller by any Governmental Body alleging any failure to so comply in connection with or related to the Business or the Purchased Assets. Except as set forth in Section 3.6 of the Seller Disclosure Letter, Seller has all Permits and qualifications that are material to the Business or the Purchased Assets.
     3.7 Tax Matters. For purposes of this Agreement, (i) “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

          (a) Seller has, to its Knowledge, filed within the time period for filing all material returns, declarations, estimates, information returns or statements and reports with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) that it is required to file, and all such Tax Returns are true and correct in all material respects and has been completed in accordance with applicable law. Seller has paid all material Taxes due and owning (whether or not shown or required to be shown on any Tax Return) and has withheld with respect to its employees and paid to the appropriate taxing authority all federal, state and local income taxes, FICA, FUTA and any other Taxes required to be withheld or paid.
          (b) There are (and as of immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes (other than Liens for Taxes not yet due and payable).
          (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of Seller relating to the Business claimed or raised by any authority in writing to Seller.
          (d) Seller has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon the Purchased Assets.
          (e) Seller is not a party to any tax allocation or sharing agreement (other than any such agreement with Parent or any member of Parent’s Affiliated Group) nor does Seller owe any amount under any such agreement.
          (f) Seller has made available to Buyer copies of all Tax Returns relating to the Business or the Purchased Assets for the last three (3) years.
          (g) Seller has not waived any statute of limitation in respect of Taxes or agreed to the extension of time with respect to a tax assessment or deficiency.
     3.8 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) All current leases of real or personal property constituting Assigned Contracts are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to the Knowledge of Seller, on the part of any other party thereto.
          (b) Section 3.8(b) of the Seller Disclosure Letter lists each Purchased Asset encumbered by a Lien as of March 31, 2006 and the name, address and contact person for each Person holding such Liens.
          (c) Seller has good and valid title to, or, in the case of leased properties and assets or Assigned Contracts, valid leasehold interests or contract rights in, all of the Purchased Assets, free and clear of any Liens. Seller is a party to, and enjoys the right to the benefits of Seller under, all Assigned Contracts.

          (d) Following the Closing and the execution of the instruments of transfer contemplated by the Definitive Agreements, Seller will have conveyed all of its rights, title and interest in and to the Purchased Assets (other than the Assigned Contracts), free and clear of any Liens (other than any Liens imposed by Buyer).
          (e) Seller has not transferred, pledged or encumbered any of the rights it possesses with respect to its customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the Business’ current and former customers (the “Customer Information”). To the Knowledge of Seller, other than Seller and the customers to which such Customer Information relates, no person possesses any claims or rights with respect to use of the Customer Information.
     3.9 Intellectual Property.
          (a) Business Intellectual Property.
               (i) Registered Intellectual Property. Section 3.9(a)(i) of the Seller Disclosure Letter contains a complete and accurate list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Trademarks, Patents and Domain Names. Except as set forth in Section 3.9(a)(i) of the Seller Disclosure Letter, the Trademarks, Patents and Domain Names constitute all of the Business Intellectual Property.
               (ii) Intellectual Property Contracts. Section 3.9(a)(ii) of the Seller Disclosure Letter contains a complete and accurate list of all Assigned Contracts to which Seller is a party (i) with respect to the Business Intellectual Property licensed to any third party, or (ii) pursuant to which a third party has licensed any Intellectual Property to Seller (“Intellectual Property Contracts”).
          (b) Validity. Each of the Trademarks, Patents and Domain Names is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States, for the purposes of prosecuting, perfecting and maintaining such Seller Registered Intellectual Property. Seller has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Trademarks, Patents and Domain Names invalid or unenforceable, or would materially affect any pending application for the same, and Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for the same that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of the same.
          (c) Ownership.
               (i) None of the Trademarks, Patents or Domain Names is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by Seller, or which may materially affect the validity, use or enforceability of the same.

               (ii) All Trademarks, Patents and Domain Names will be fully transferable, alienable or licensable by Buyer at the Closing without restriction and without payment of any kind to any person.
               (iii) Seller owns, and has good, marketable and exclusive title to, each of the Trademarks, Patents and Domain Names free and clear of any Lien.
               (iv) No person other than Seller has ownership rights or license rights granted by Seller to improvements made by or for Seller in any of the patents set forth on Annex D.
               (v) Seller has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any of the Trademarks, Patents or Domain Names to any other person, or (ii) permitted Seller’s rights in the same to lapse or enter the public domain, except to the extent such failure would not have a Material Adverse Effect.
          (d) Non-Infringement.
               (i) The operation of the Business as it currently is conducted does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction. Seller has not received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.
               (ii) All inventions described in any patents set forth on Annex D were developed solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have exclusively licensed to Seller or validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to Seller. To the extent any such Intellectual Property relates to patents set forth on Annex D, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant Governmental Body. Each Person who was materially involved in the development of any of the patents set forth on Annex D has assigned all right, title and interest it may have in the same to Seller.
          (e) Intellectual Property Contracts.
               (i) All Intellectual Property Contracts are in full force and effect.
               (ii) Seller is not in material breach of any of the Intellectual Property Contracts, and, to Seller’s Knowledge, no other party to any Intellectual Property Contract has breached such Intellectual Property Contract or failed to perform its obligations thereunder.
               (iii) Assuming the receipt of the consents set forth in Section 3.4 of Seller Disclosure Letter, the consummation of the Transaction will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract.

          (f) Third-Party Infringement. To the Knowledge of Seller, no person has infringed or misappropriated, or is infringing or misappropriating, any of the Trademarks, Patents and Domain Names, and no person has infringed or misappropriated, or is infringing or misappropriating, any of the Trademarks, Patents and Domain Names in a manner that would result in a Material Adverse Effect.
          (g) Trade Secret Protection. Seller has taken commercially reasonable steps to protect the rights of Seller in Seller’s confidential information and trade secrets related to the Business, and any trade secrets or confidential information of third parties provided to Seller under an obligation of confidentiality.
     3.10 Contracts.
          (a) Section 3.10 of the Seller Disclosure Letter lists all written or oral contracts, agreements, commitments and other arrangements (including any amendments thereto) outstanding as of the date hereof to which Seller is a party and that relate primarily to the Business and involve annual expenditures or receipts by the Seller in excess of $200,000 (collectively, the “Business Contracts”). Seller has made available to Buyer a correct and complete copy of each written Business Contract, each written modification, amendment or additional terms to each Business Contract, a written summary setting forth the material terms and conditions of any oral modification, amendment or additional terms to the Business Contracts, and a written summary setting forth the terms and conditions of each oral Business Contract.
          (b) With respect to each Assigned Contract: (A) such Assigned Contract, with respect to Seller and all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Seller nor any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Assigned Contract; and (C) Seller has not received written notice that any party to an Assigned Contract has repudiated any provision of such Assigned Contract.
     3.11 Insurance. With respect to each existing insurance policy of Seller: (A) to the Knowledge of Seller, the policy is legal, valid, binding, enforceable (except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies), and in full force and effect; (b) to the Knowledge of Seller, no written notice of cancellation or non-renewal of the policy has been received; (C) to the Knowledge of Seller, Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Seller, or permit termination, modification, or acceleration under, the policy; and (D) to the Knowledge of Seller, Seller has not received written notice that any party to the policy has repudiated any provision thereof. For the avoidance of doubt, Seller makes no representation or warranty hereby as to ultimate collectibility of any amounts under any insurance policy.

     3.12 Litigation. Section 3.12 of the Seller Disclosure Letter sets forth each instance in which the Business or the Purchased Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (ii) is, or, to the Knowledge of Seller, is threatened to be made, a party to any action, suit, proceeding, hearing, mediation, arbitration, or investigation (collectively, “Litigation”) of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator. Section 3.12 of the Seller Disclosure Letter lists all Litigation related to the Business to which Seller or any of its Representatives was a party since January 1, 2003, the parties involved, a description of the dispute and the resolution of the Litigation.
     3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller which has the effect of prohibiting or restricting Seller from engaging in the Business or any acquisition of property (tangible or intangible) by Seller related to or in connection with the Business and Seller has not in relation to the Business or the Purchased Assets entered into any agreement under which Seller is restricted from selling or otherwise distributing any of its products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.
     3.14 Product Warranty. Except to the extent of any reserve set forth on the Closing Working Capital Statement, the products sold and all services provided by Seller in relation to the Business from January 1, 2004 through the Closing Date have conformed with all applicable contractual warranty commitments and all express warranties, and Seller has no liability for such matters (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
     3.15 Employees. Section 3.15 of the Seller Disclosure Letter divides all of the Employees into three groups, namely Transferred Employees, Transition Consultants and Employees who do not fall into either of the foregoing groups, and accurately sets forth, with respect to each Employee: (i) the name and title of such Employee; (ii) the aggregate dollar amounts of the compensation, including wages, salary, commissions, director’s fees (but not fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such Employee from Seller with respect to services performed in calendar year 2005; (iii) such Employee’s annualized compensation based on Employee’s regular rate of pay as in effect as of the Closing; and (iv) the Employee’s visa status. All of the Transferred Employees and Transition Consultants are employed in the State of Indiana.
     3.16 Employee Matters and Benefit Plans.
          (a) Documents. Section 3.16(a) of the Seller Disclosure Letter contains an accurate and complete list of each material Benefit Plan. True and complete copies of the following have been made available to Buyer: (i) the most recent annual actuarial valuations or audited accounts, if any, for each Benefit Plan; (ii) the most recent annual reports and returns in connection with each Benefit Plan; and (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan.

          (b) Benefit Plan Compliance. (i) Seller and each of its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Benefit Plan, and each Benefit Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including but not limited to ERISA and the Code; (ii) each Benefit Plan, including any amendments thereto, that is capable of approval by any relevant Governmental Body and has received such approval or there remains a period of time in which to obtain such approval retroactive to the date of any amendment that has not previously received such approval; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Plan; and (iv) there are no actions, suits or claims pending, or, to the Knowledge of Seller, or any of its ERISA affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan. As of the Closing Date, there will be no outstanding, uncorrected violations under COBRA with respect to any Benefit Plan, covered employees or qualified beneficiaries.
          (c) No Pension Plans. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) Multiemployer Plan. None of the Employees are covered by any such Pension Plan or Multiemployer Plan.
          (d) No Continuation Coverage. No Benefit Plan provides, or reflects or represents any Liability to provide to any Employee or to any other person for any reason, post-employment welfare benefits (including without limitation, health, disability or life insurance), except as may be required by COBRA or other applicable statutes, and neither Seller nor any of its ERISA Affiliates has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with such benefits, except to the extent required by statute.
          (e) The employment of each Employee is terminable by Seller at will, and, except as set forth in Section 3.16(e) of the Seller Disclosure Letter, no Continuing Service Provider is entitled to severance pay or other benefits following termination or resignation or upon the execution and delivery of this Agreement or the consummation or performance of the Transaction. Seller has delivered, or made available, to Buyer, or Buyer’s counsel, accurate and complete copies of all employee manuals and handbooks relating to the employment of the current employees of Seller.
          (f) Section 3.16(f) of the Seller Disclosure Letter sets forth the name of, and a general description of the services performed by, each independent contractor or consultant to whom Seller owes as of the Closing Date any payment for such services.
          (g) Classification of Employees. Neither Seller nor any of its ERISA Affiliates has or reasonably anticipates any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, misclassification of an employee as exempt or with respect to any employee leased from another employer.
          (h) No Self-Insured Plan. No Benefit Plan is self-insured with respect to which Employees are eligible to participate.
          (i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the Transaction or any termination of employment or service in connection therewith of any Employee will (i) result in any payment (including severance, golden parachute, bonus or otherwise) other than accrued vacation (which amounts have been paid by Seller upon the termination of each Employee), becoming due to any Employee, (ii) result in any forgiveness of indebtedness to any Employee, (iii) increase any benefits otherwise payable by Parent or Seller to any Employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits with respect to Employees other than as required under applicable Law and described in Section 3.16(i) of the Seller Disclosure Letter.
          (j) Multiemployer and Multiple-Employer Plan. At no time has Seller or any of its ERISA Affiliates contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) for the benefit of any Employee. Neither Seller nor any of its ERISA Affiliates has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code for the benefit of Employees.
          (k) No Interference or Conflict. To the Knowledge of Seller, no Continuing Service Provider is bound by any contract or agreement (including, without limitation, any non-competition, non-solicitation or confidentiality agreement), or subject to any judgment, decree, or order of any court or administrative agency, that (i) restricts or impairs the ability of any Continuing Service Provider to perform any services currently performed in the course of conducting the Business as presently conducted or proposed to be conducted, (ii) would conflict with the execution and delivery of this Agreement, or (iii) would restrict or impair the ability of any Continuing Service Provider to perform any services for Buyer after the Closing.
     3.17 Labor Matters. To the Knowledge of Seller, no Continuing Service Provider has informed Seller that he or she does not intend to accept employment with Buyer or intends to terminate his or her employment with Buyer after the Closing. Seller is not a party to any collective bargaining agreement and no collective bargaining agreement is being negotiated with respect to the Business. There is no unfair labor practice, charge or complaint pending against Seller with respect to the Business, nor is there any material labor strike, work stoppage, grievance or other labor dispute pending or, to the Knowledge of Seller, threatened in writing or orally against Seller with respect to the Business. To the Knowledge of Seller, Seller: (i) is in compliance with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to the Continuing Service Providers; (ii) has withheld, paid and reported all amounts required by Law or by agreement to be withheld, reported and paid with respect to wages, salaries and other payments to the Continuing Service Providers; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any Governmental

Body, any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for the Continuing Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of Seller threatened or reasonably anticipated, claims or actions against Seller under any employment policy or disability policy with respect to the Continuing Service Providers. Except as set forth on Section 3.17 of the Seller Disclosure Letter, no event has occurred for which any liability may be incurred by Seller in relation to the Continuing Service Providers for breach of any contract of services or for services or for any other liability accruing from the termination of employment or for services whether under Law or otherwise. Neither Parent nor Seller has any Knowledge of any activities or proceedings of any labor union to organize any Employees nor to the Knowledge of Parent and Seller has there ever been any organizing effort by any Employees.
     3.18 Environment, Health and Safety. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:
          (a) Definitions:
               (i) “Hazardous Material” is any material, chemical, substance or waste that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or the disposal, treatment, transfer, storage or manufacture of which is regulated in any manner by a Governmental Body.
               (ii) “Environmental Laws” are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Bodies, the regulations promulgated to any of the foregoing, and all amendments and modifications of any of the foregoing.
               (iii) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release (or threat of release), exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.
               (iv) “Environmental Permit” is any approval, permit, license or consent required by Environmental Laws to be obtained from any Governmental Body with respect to a Hazardous Materials Activity which is or was conducted by Seller.
          (b) Condition of Property. Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to result in material liability to Seller, no Hazardous Materials are present on the Fishers Facility. Except in compliance in all material respects with Environmental Laws and in a manner that could not reasonably be expected to result in a material liability of Seller, there are no underground storage tanks, asbestos which is damaged and friable or likely to become friable, PCBs, or soil or groundwater contamination present on the Fishers Facility. Seller is in compliance with all provisions in its real property leases related to the Business regarding handling or storage Hazardous Materials.
          (c) Hazardous Materials Activities: Since January 1, 2000, Seller has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused an adverse health effect to any such person.
          (d) Permits: Except as set forth on Section 3.18(d) of the Seller Disclosure Letter, Seller holds all Environmental Permits that are necessary for the conduct of the Business as currently being conducted by Seller.
          (e) Environmental Litigation: No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Seller, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Seller relating to the Business, or the Fishers Facility.
          (f) Reports and Records: Seller has made available to Buyer and its agents, representatives and employees all records in Seller’s possession concerning the Hazardous Materials Activities of Seller relating to the Business and all environmental audits and environmental assessments of the Fishers Facility conducted at the request of, or otherwise in the possession of Seller. Seller has complied with all environmental disclosure obligations imposed on Seller by applicable law with respect to this transaction.
          (g) Buyer’s Assumed Environmental Liabilities: Except as set forth on Section 3.18(g) of the Seller Disclosure Letter, Seller does not have Knowledge of any matters that would reasonably be expected to subject Buyer to any material Liability under the Buyer’s Assumed Environmental Liabilities.
          (h) Sole Representation: This Section 3.18 sets forth the sole representations of Seller with respect to the matters contained herein, including without limitation matters relating to any Hazardous Materials Activities of Seller or otherwise with respect to the Business or the Fishers Facility.
          (i) Full Disclosure. The representations and warranties set forth in this Section 3.18 and Section 3.18 of the Seller Disclosure Letter do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Seller has delivered to Buyer true, correct and complete complies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in Section 3.18 of the Seller Disclosure Letter.
     3.19 Real Estate.

          (a) Section 3.19(a) of the Seller Disclosure Letter sets forth a list of the real property currently leased or subleased by or from Seller, or otherwise occupied by Seller, constituting Assigned Contracts (the “Leased Real Property”), including the name of the lessor, master lessor, lessee and/or sublessee, as the case may be, and the date of the lease or sublease (collectively, “Leases”) and each amendment thereto and with respect to any current Lease, the aggregate annual rental and/or other fees payable (including without limitation any payment Seller is required to pay or anticipates will be required to be paid for property taxes or other assessments under the Leases) under any such Lease. All such current Leases are in full force and effect and are valid and effective in accordance with their respective terms. Seller is not in default under any Lease, and to Seller’s Knowledge, no other party to any Lease is in default. The Leased Real Property constitutes all of the real property currently used in the Business.
          (b) Except as otherwise described in Section 3.19(b) of the Seller Disclosure Letter: (i) to Seller’s Knowledge, there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Leased Real Property as would reasonably be expected to have, either individually or in the aggregate, a material and adverse effect on the use, development, occupancy or operation thereof, (ii) Seller has not received any notice from any insurance company of any defects or inadequacies in the Leased Real Property or any part thereof that could impact the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of the Leased Real Property requesting the performance of any repairs, alterations or other work with which compliance has not been made, (iii) there are no parties in possession of any portion of the Leased Real Property, whether as tenants, trespassers or otherwise, except the Business, and (iv) other than as required by the applicable lease for Leased Real Property, there are no service, operating or management agreements or arrangements regarding the Leased Real Property that cannot be terminated on thirty (30) days’ notice without penalty or surcharge.
          (c) To the Knowledge of Seller, no condemnation, environmental, zoning, land-use or other regulatory proceedings or rule making procedures have been instituted since January 1, 2004 or are currently planned to be instituted with respect to the Leased Real Property. Seller has not received notice since January 1, 2004 of any proceedings to impose any new taxes or operating restrictions upon the Leased Real Property.
     3.20 No Adverse Developments. Since January 1, 2006, to the Knowledge of Seller, except as set forth in Section 3.20 of the Seller Disclosure Letter, there has not occurred any development that has had a Material Adverse Effect.
     3.21 Fees. Except as set forth in Section 3.21 of the Seller Disclosure Letter, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.
     3.22 Board and Stockholder Approval. The Board of Directors of Seller has unanimously (i) approved the Definitive Agreements and the Transaction, and (ii) determined that the Transaction is in the best interests of the Seller and the sole stockholder of Seller. The sole stockholder of Seller has duly approved the Definitive Agreements and the Transaction.

     3.23 Fixed Assets; Inventory. Annex B sets forth the book value of each Fixed Asset as of the Closing. All Inventories have been valued at standard cost on a first in, first out basis, reasonably approximating actual cost incurred.
     3.24 Sufficiency of Purchased Assets. Except as set forth on Section 3.24 of the Seller Disclosure Letter and the contracts that do not constitute Assigned Contracts, the Purchased Assets constitute all of the tangible properties and assets owned by Seller which are used in the conduct of the Business as currently conducted, except for any assets used to manufacture the products to be supplied pursuant to the Supply Agreement.
     3.25 Business Permits.
          (a) Section 3.25 of the Seller Disclosure Letter sets forth each material Permit held by Seller as of the date hereof and that relates, directly or indirectly, to the Fishers Facility (collectively, the “Business Permits”).
          (b) Seller has not been informed in writing that it is in default (or with the giving of notice or lapse of time, or both, would be in default) under, or violation of, any Business Permit.
          (c) The Business Permits represent all material Permits used by Seller in the operation of the Business at the Fishers Facility.
     3.26 Certifications. Section 3.26 of the Seller Disclosure Letter contains a complete and accurate list of all material certifications issued by customers, suppliers and other non-governmental entities regarding the Business, the Purchased Assets or the Fishers Facility.
     3.27 Customers. Section 3.27 of the Seller Disclosure Letter lists (i) the names and addresses of each of the twenty five (25) largest customers of the Business for the twelve-month period ended December 31, 2005 and the three months ended March 31, 2006, (ii) a general description of the products purchased by each and (iii) the amount for which each such customer was invoiced during such periods. Except as disclosed in Section 3.27 of the Seller Disclosure Letter, Seller has not received any written notice and Seller has no Knowledge that any such significant customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has reduced, or will reduce, the use of such products, equipment, goods or services of the Business.
     3.28 Suppliers. Section 3.28 of the Seller Disclosure Letter lists (i) the names and addresses of each of the twenty five (25) largest suppliers of raw materials, supplies, merchandise and other goods and services for the Business for the twelve-month period ended December 31, 2005 and the three months ended March 31, 2006, (ii) a general description of the goods and services supplied by each, (iii) the amount for which each such supplier invoiced Seller during such periods and (iv) the amounts paid by Seller to such suppliers. Except as disclosed in Section 3.28 of the Seller Disclosure Letter, Seller has not received any written notice and Seller has no Knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date of the similar kind and on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases consistent with current industry practices and trends.

     3.29 Compliance with Food Regulations. Seller represents and warrants that its food products, including food articles, food ingredients and food packaging (the “Food Products”) currently sold in the conduct of the Business (i) are in full compliance with the Food, Drug and Cosmetic Act (“FDCA”), as amended from time to time, and any other rules and regulations promulgated from time to time by the United States Department of Agriculture (“USDA”), or any other federal, state or local governmental or regulatory authority; (ii) are manufactured, stored and delivered in accordance with appropriate “Good Manufacturing Practices” under the FDCA, comparable regulations of the USDA, or any applicable law, ordinance or regulation of any other federal, state or local governmental or regulatory authority, as applicable; (iii) are not be adulterated or misbranded within the meaning of the FDCA, other rules or regulations of the USDA, or any applicable law, ordinance or regulation of any other federal, state or local governmental or regulatory authority, as applicable; (iv) are not a food product which is prohibited from being introduced into interstate commerce pursuant to Section 404 of the FDCA (or other rules and regulations of the USDA or any other federal, state or local governmental or regulatory authority); and (v) if a Food Product is a “ready-to-eat” food product that does not require cooking for safety then such Food Product shall not contain pathogenic micro-organisms.
     3.30 No Product Recalls. Except as set forth in Section 3.30 of the Seller Disclosure Letter, since January 1, 2003, no Government Body has issued to Seller in writing a product recall for any of Seller’s Food Products.
     3.31 Brokers. Section 3.31 of the Seller Disclosure Letter lists each broker used by Seller in relation primarily to the Business as of the close of business on May 2, 2006 and includes the names and addresses of each such broker. Except as set forth in Section 3.31 of the Seller Disclosure Letter, Seller has the right to terminate each broker’s services upon 30 days or less prior written notice without penalty.
     3.32 Insurance Requirements. Section 3.32 of the Seller Disclosure Letter lists (i) each Person whom Seller has named since January 1, 2006 as an additional insured under any Business Contract that is an Assigned Contract and (ii) the scope of insurance coverage limits Seller committed to have in place in respect thereof.
     3.33 Bank Accounts. Section 3.33 of the Seller Disclosure Letter lists the bank and account number of the Fishers Lockbox and Fishers Operating Account and the names of all Persons authorized to draw thereon or have access thereto. The Fishers Lockbox and Fishers Operating Accounts are the only bank accounts of Seller facilitating the receipt of payments in respect of the Business.

     3.34 Representations and Warranties of Parent.
          (a) Organization, Qualification, and Corporate Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary power and authority to enter into the Definitive Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Seller is a wholly-owned subsidiary of Parent.
          (b) Authorization. The execution and delivery by Parent of the Definitive Agreements to which it is a party, the performance by Parent of its obligations thereunder and the consummation by Parent of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Parent and no other corporate proceeding on the part of Parent is necessary to authorize Parent to enter into the Definitive Agreements to which it is a party, or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and constitute valid and legally binding obligations of Parent, enforceable against Parent in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (c) No Conflicts. Neither Parent’s execution and the delivery of the Definitive Agreements to which it is a party nor the consummation of the transactions contemplated thereby will (A) violate any constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent is subject, (B) violate or conflict with any provision of the charter, bylaws or other organizational documents of Parent, or (C) except as set forth in Section 3.34(c) of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or Permit (or result in the imposition of any Lien upon any of the Purchased Assets).
          (d) Consents. Except as set forth in Section 3.34(d) of the Seller Disclosure Letter, no consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of the Definitive Agreements to which it is a party or the consummation of the transactions contemplated thereby.
          (e) Board of Directors and Stockholders. The Board of Directors of Parent has duly (i) approved the Definitive Agreements and the Transaction, and (ii) determined that the Transaction is in the best interests of Parent and its stockholders. The Definitive Agreements and the Transaction have been duly approved by the requisite vote, if any, of the stockholders of Parent.
     3.35 Disclaimer. Except as expressly set forth in this Article III of this Agreement or the Definitive Agreements, (a) neither Seller nor Parent makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed and (b) neither Seller nor Parents make any representation or warranty to Buyer with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Parent, Seller or the Business, or (ii) any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to Parent, Seller or the Business. Buyer hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in this Agreement or the Definitive Agreements, Buyer is purchasing the Purchased Assets and is assuming the Assigned Contracts on an “as is, where is” basis.
     3.36 Accounts Receivable. The Accounts Receivable as reflected on the Working Capital Statement are valued in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). In addition, the Receivables Reserve, Accrued Deduction Reserve and Accrued Rebate Reserve (collectively, the “Working Capital Reserves”), each as reflected on the Closing Working Capital Statement, are valued in accordance with GAAP. Except as reflected in the Working Capital Reserves, there is no contest, claim, defense or right of set-off with respect to the Accounts Receivables, and neither the Seller nor Buyer will have any obligation to refund any amounts to any customer, whether such obligation exists under contract or as a matter of practice, for goods and services sold to any customer prior to the Closing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Buyer to Seller and Parent (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller and Parent that the statements contained in this Article IV are true and correct as of the Closing; provided, that the representations and warranties made as of a specified date will be true and correct only as of such date.
     4.1 Organization, Qualification, and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and all Ancillary Agreements, to carry out its obligation hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby.
     4.2 Authorization. The execution and delivery by Buyer of the Definitive Agreements to which it is a party, the performance by Buyer of its obligations thereunder and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize Buyer to enter into the Definitive Agreements to which it is a party, or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3 No Conflicts. Neither the execution and delivery of the Definitive Agreements, nor the consummation of the transactions contemplated thereby, will (A) violate any constitution, Law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject, or (B) violate or conflict with any provision of the charters, bylaws or organizational documents of Buyer, other than any of the foregoing which would not in the aggregate have a material and adverse affect upon the ability of Buyer to consummate the Transaction.
     4.4 Consents. Except as set forth in Section 4.4 of the Buyer Disclosure Letter, no consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of the Definitive Agreements to which it is a party or the consummation of the transactions contemplated thereby.
     4.5 Fees. Except as set forth in Section 4.5 of the Buyer Disclosure Letter, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent, with respect to the Transaction.
     4.6 Board of Directors. The Board of Directors of Buyer has (i) approved the Definitive Agreements and the Transaction and (ii) determined that the Transaction is in the best interests of Buyer and its stockholders.
     4.7 Litigation. Section 4.7 of the Buyer Disclosure Letter sets forth each instance in which the Buyer is subject to any outstanding injunction, judgment, order, decree, ruling or charge, or to Litigation that would reasonably be expected to prevent Buyer from performing its obligations under the Definitive Agreements.
     4.8 Payment of Purchase Price. Buyer currently has sufficient liquid funds on hand to pay the Purchase Price and to consummate the Transaction.
ARTICLE 5
EMPLOYMENT MATTERS
     5.1 Offers of Employment. Buyer has offered employment to each Transferred Employee identified by Buyer on Schedule 5.1 and a transition consulting arrangement to each Transition Consultant identified by Buyer on Schedule 5.1, which offers have been accepted by each Transferred Employee and each Transition Consultant. Such employment or transition consulting arrangements are contingent on the Closing and shall commence immediately following the Closing Time. The Transferred Employees and Transition Consultants listed on Schedule 5.1 shall be known as the Continuing Service Providers. Immediately prior to the Closing Time, Seller has terminated all Continuing Service Providers and shall transfer any Employees located at the Fishers Facility who are not Continuing Service Providers to a different facility that is operated by Seller. Seller shall be solely liable for all of the following unless any are Assumed Liabilities: (i) Liabilities related to Employee compensation arising prior to the Closing, including, without limitation, all accrued salary and vacation; (ii) all Liabilities, if any, for any and all Employees who are not offered or do not accept employment or a consulting arrangement with Buyer; and (iii) all Liabilities for severance and other costs, including without limitation, employment-related Liabilities and other obligations related to transfers and terminations of Employees who are not listed on Schedule 5.1 (the “Termination Liabilities”).
     5.2 Transfer of Continuing Service Providers. Buyer and Seller shall use commercially reasonable efforts to achieve an orderly transfer of the Continuing Service Providers to the Buyer.
     5.3 Employment Liabilities. From and after the Closing Date, Seller and any of its ERISA Affiliates shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Employment Liabilities incurred by Seller whether incurred before, on or after the Closing Date.
     5.4 Non-solicitation. Seller shall not, and undertakes that none of its subsidiaries or Affiliates shall, hire any of the Continuing Service Providers for a period of one (1) year following the Closing Date, unless Seller obtains prior consent from Buyer.
     5.5 COBRA Coverage. Seller agrees and acknowledge that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller shall be solely responsible for providing continuation coverage under the COBRA to those individuals other than Transferred Employees and their covered dependents who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to such M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller’s group health plans. Notwithstanding the foregoing, Buyer shall be responsible for providing continuation coverage under COBRA to Transferred Employees and their covered dependents and shall indemnify, defend and hold harmless Seller for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims made on behalf of Transferred Employees and their covered dependents. Seller further agrees and acknowledges that in the event that it ceases to provide any group health plan to any Employee other than a Transferred Employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), Seller shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

ARTICLE 6
OTHER AGREEMENTS AND COVENANTS
     6.1 Confidentiality. Seller agrees to, and shall cause its Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Purchased Assets; (ii) in the event that Seller or any its Representatives becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 6.1; (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.1, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such confidential information of the Business then in the possession of Seller or any of its Representatives and destroy any and all additional copies then in the possession of Seller or any of its Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof (other than those Books and Records that Seller is entitled to keep either the original or a copy thereof); provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller or its Representatives, and provided, further, that Seller may disclose such information to its accountants, attorneys and professional advisors on a need to know basis if such persons have agreed in writing to maintain the confidentiality of such information. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Seller agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 6.1 are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement by which the Parties hereto are bound, the obligations of confidentiality contained herein and therein, as they relate to the Transaction, shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement, and each Party may disclose to any and all Persons and entities, without limitation of any kind, the tax structure and tax treatment of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name or other identifying information or sensitive business information of any Person or entity unless such information is necessary to understand the tax structure or tax treatment of the Transaction, and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     6.2 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction. In addition, Seller agrees that it will provide Buyer, at

Buyer’s expense, with reasonable assistance in connection with any SEC reports or disclosures that may be required regarding Seller of the transactions contemplated herein.
     6.3 Covenant Not to Compete.
          (a) In partial consideration of the payment of the Purchase Price, Seller covenants and agrees that for a period of three (3) years following the Closing Date, Seller, Parent and their subsidiaries shall not, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Restricted Business in United States (the “Restricted Territory”), or (ii) own any interest in a joint venture or partnership entitling it to greater than five percent of the profits of, or an equity interest exceeding five percent in any Person, that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory. This Section 6.3 shall not apply to any Person that directly or indirectly acquires Seller or purchases all or substantially all of the assets of Seller and that was engaged in a Restricted Business prior to such acquisition or asset purchase.
          (b) Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 6.3 is necessary to protect Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller agrees that in the event of any breach of such covenant, Buyer shall be entitled to seek a preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond by Buyer. Seller agrees that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition and separate covenants not to compete for each state within the United States and each country in the world. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event Seller or any of its subsidiaries is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.
          (c) Seller further covenants and agrees that, without the prior written consent of the Buyer, Seller, Parent and their subsidiaries will not, for a period of two (2) years following the Closing Date, solicit for employment as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee of Buyer then engaged in the operation of the Business. As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller or any of its subsidiaries from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any employee of Buyer concerning employment.

          (d) Subject to the last sentence of Section 6.3(a), this Section 6.3 shall be binding upon the purchaser of all or substantially all the assets of business of Seller or any of its subsidiaries, and Seller and any such subsidiaries will cause any such purchaser to acknowledge and agree to be bound by this Section 6.3 for the benefit of Buyer as a condition precedent to such purchase.
     6.4 Access to Information. In order to facilitate the resolution of any claims made by or against or incurred by a Party after the Closing or for any other reasonable purpose, for a period of three (3) years following the Closing, each Party shall (i) use commercially reasonable efforts to retain all books and records relevant to the Business or the Transaction that belong to such Party after the Closing Time, including, in the case of the Seller, any books and records relevant to the Business or the Transaction that are not transferred to Buyer pursuant to this Agreement, and (ii) upon reasonable notice, afford Representatives of the other Party, reasonable access (including the right to make photocopies at such Party’s expense), during normal business hours, to such books and records.
     6.5 Use of Business Intellectual Property. After the Closing, except pursuant to the Supply Agreement, Seller shall not use any of the Trademarks, Patents and Domain Names without Buyer’s prior written consent, including, without limitation, on any marketing material or packaging material relating to Purchased Assets.
     6.6 Transfer of Purchased Assets from Santa Cruz. Section 6.6 of the Seller Disclosure Letter identifies any Purchased Assets located in the Santa Cruz Facility including, without limitation, any Inventories. Seller shall comply, at Buyer’s expense, with Buyer’s reasonable instructions regarding the transfer of such Purchased Assets to a Buyer facility.
     6.7 Insurance. To the extent that any Purchased Assets have been damaged within ninety (90) days prior to the Closing and such Damage is covered by insurance held by Seller, upon the request of Buyer and at Buyer’s expense, Seller shall promptly file a claim under such insurance policy to recover for such Damage and shall promptly deliver all insurance proceeds actually received by it (net of any deductibles, costs of recovery or collection and demonstrable increases in insurance premiums or retro-premium obligations) to Buyer, provided, however, that Seller shall be entitled to such insurance benefits to the extent that such Damage to the Purchased Assets has been previously accounted for in the calculation of the Purchase Price or any post-closing adjustment. At Buyer’s request and sole expense, Seller shall execute and deliver such instruments and do and perform such other acts and things as may be reasonably necessary in order obtain insurance proceeds from insurance policies and deliver such proceeds to Buyer.
     6.8 Transition Services. For a period of sixty (60) days after the Closing, and thereafter in connection with Seller’s first annual audit following the Closing, Buyer shall at no cost to Seller provide Seller with access to (i) the financial reporting tools and systems purchased by Buyer pursuant to this Agreement and (ii) Buyer employees, in each case as may be reasonably necessary for Seller to prepare financial reports regard account payable, account receivable and other Seller financial statements, including without limitation accounts receivable invoicing, cash receipt posting and deduction reconciliation, accounts receivable aging review and collection calls; accounts payable invoice posting, bill payment and resolution of accounts payable issues; reconciliation and review of the daily file(s) download from AMAPS to Syspro;

general ledger management (e.g., posting journal entries, reviewing variances, updating balance sheet supporting schedules); production of the April and May month-end financial statements; and management of senior lender borrowing base and Santa Cruz Lock Box activities.
ARTICLE 7
CLOSING OBLIGATIONS
     7.1 Closing Obligations of Seller. Seller represents and warrants to Buyer that it has fulfilled or satisfied each of the following conditions, on or prior to the Closing (unless waived by Buyer in a certificate signed on by a duly authorized officer of Buyer):
          (a) Representations and Warranties. The representations and warranties of Seller set forth in Article III are true and correct as of the date of this Agreement, except to the extent expressly made as of a particular date, in which case as of such date.
          (b) Covenants. Seller has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
          (c) No Actions. No action, suit, or proceeding is threatened or pending before any court or quasi-judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any portion of the Transaction, or (B) result in a Material Adverse Effect to the Business or the Purchased Assets.
          (d) No Material Adverse Effect. Since January 1, 2006, to the Knowledge of Seller, except as set forth in Section 3.20 of the Seller Disclosure Letter, there has not occurred any development that has had a Material Adverse Effect.
          (e) Closing Certificates. An officer of Seller has delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 7.1(a)-(d) above has been satisfied in all respects.
          (f) Third Party Consents. All Third Party Consents (or waivers in lieu therefor) to the performance by Buyer and Seller of their respective obligations under the Definitive Agreements or to the consummation of the Transaction, including but not limited to those listed in Section 3.4 of the Seller Disclosure Letter, (i) have been obtained, (ii) are in form and substance satisfactory to Buyer, (iii) are not subject to the satisfaction of any condition that has not been satisfied or waived and (iv) is in full force and effect.
          (g) Delivery of Documents. Seller has delivered to Buyer the following documents:
               (i) the Assignment Instruments;
               (ii) the Assumption Instruments;

               (iii) the Ancillary Agreements;
               (iv) the Closing Documents to which Seller is a party and any other documents reasonably necessary or appropriate to effect the transfer of the Purchased Assets and the Assumed Liabilities;
               (v) the Books and Records;
               (vi) consents from all Persons necessary to discharge all Liens on the Purchased Assets, the Business and the Fishers Facility, together with all UCC termination statements and other documents evidencing the termination of all such Liens; and
               (vii) five (5) days prior to the Closing Date, the Closing Working Capital Statement.
          (h) Board of Directors and Stockholders. Seller has delivered to Buyer (i) a certified copy of the resolutions duly adopted by the board of directors and the sole stockholder of Seller approving the Definitive Agreements and the Transaction and (ii) a certified copy of the resolutions duly adopted by the board of directors and, if necessary, a requisite number of stockholders of Parent, approving the Definitive Agreements and the Transaction.
               (i) Opinion of Counsel. Buyer has received an opinion letter from Kirkland & Ellis LLP dated as of the Closing, substantially in the form attached hereto as Exhibit C.
     7.2 Closing Obligations of Buyer. Buyer represents and warrants to Seller that it has fulfilled or satisfied each of the following conditions, on or prior to the Closing (unless waived by Seller in a certificate signed by a duly authorized officer Seller):
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV are true and correct as of the date of this Agreement, except to the extent expressly made as of a particular date, in which case as of such date.
          (b) Covenants. Buyer has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.
          (c) No Actions. No action, suit or proceeding is threatened or pending before any court or quasi-judicial or administrative agency of any non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, prevent consummation of any part of the Transaction.
          (d) Closing Certificate. An officer of Buyer has delivered to Seller a certificate to the effect that each of the conditions specified in Sections 7.2(a)-(c) has been satisfied in all respects.

          (e) Board of Directors. The board of directors of Buyer has approved the Definitive Agreements and the Transaction.
          (f) Governmental Authorizations. The Parties have received all necessary material authorizations, consents and approvals of any Governmental Body.
          (g) Delivery of Documents. Buyer has delivered to Seller the following documents:
               (i) the Assignment Instruments;
               (ii) the Assumption Instruments;
               (iii) the Ancillary Agreements; and
               (iv) the Closing Documents to which it is a party and all other documents reasonably necessary or appropriate to effect the transfer of the Purchased Assets and the Assumed Liabilities.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     8.1 Representations, Warranties and Covenants. The representations and warranties contained in the Definitive Agreements shall survive the Closing Date for a period of fifteen (15) months and shall thereafter expire; provided, however, that notwithstanding the foregoing, the representations and warranties of Seller contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.7 (Tax Matters), Section 3.8 (Title to Properties), Section 3.16(b) (Employee Matters and Benefit Plans), and Section 3.34(a) and (b) (Parent) (collectively, the “Special Representations”) shall survive until the date which is the shorter of four (4) years after the Closing Date or the expiration of the applicable statute of limitations. The covenants contained in this Agreement shall survive the Closing Date indefinitely and without limitation except as otherwise specified herein. The date upon which any representation, warranty or covenant expires shall be referred to herein as the “Survival Date” with respect to such representation, warranty or covenant. Buyer’s right to make a claim for indemnification under Section 9.1 for a breach of any representation, warranty or covenant shall be made on or prior to the Survival Date, if any, for such representation, warranty or covenant.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification by Seller. Subject to Section 9.5, Seller and Parent (collectively, the “Indemnifying Parties”) agree, jointly and severally, to defend, indemnify and hold harmless Buyer and its successors, assigns and Affiliates (individually, an “Indemnitee”, and collectively, the “Indemnitees”) from and against and in respect of any and all Damages suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:

          (a) any breach of any representation or warranty of Seller contained in the Definitive Agreements, the Closing Documents or any certificate or instrument entered into or delivered by Seller in connection with the Transaction other than the Supply Agreement or the Escrow Agreement;
          (b) any breach of any covenant of Seller contained in the Definitive Agreements, the Closing Documents or any certificate or instrument entered into or delivered by Seller in connection with the Transaction other than the Supply Agreement or the Escrow Agreement;
          (c) any Excluded Liabilities;
          (d) Taxes for which Seller is responsible, including under Section 2.6;
          (e) regardless of any disclosure on the Seller Disclosure Letter, any claims made by any stockholder of Seller based upon any alleged breach of fiduciary or other duty by any officer, director or stockholder of Seller in connection with this Agreement or the Transactions, or any claims by any officer, director or stockholder of Seller to indemnification by Seller; or
          (f) during the policy term of the Environmental Insurance Policy, Seller shall be responsible for up to a maximum of $100,000 in the aggregate (which, for the avoidance of doubt, is the product of two times the Insurance Deductible) for the portion of Damages suffered or incurred by Indemnitee below the Insurance Deductible amount under the Environmental Insurance Policy; provided, however, that this Section 9.1(f) shall apply only to (i) claims made under the Environmental Insurance Policy in which the Damages claimed by Indemnitee exceed the Insurance Deductible (such types of claims referred to herein as “Threshold Claims”) and (ii) a maximum of two Threshold Claims.
     To the extent that Seller’s undertakings set forth in this Section 9.1 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by an Indemnitee.
     9.2 Indemnity Representative.
          (a) Nomination. By virtue of the adoption of this Agreement and the approval of the Transactions by Seller, each Indemnifying Party hereby irrevocably nominates, constitutes and appoints SPC Partners II, L.P. as the agent and true and lawful attorney-in-fact (the “Indemnity Representative”), with full power of substitution, to act in the name, place and stead of such Indemnifying Party for purposes of executing any documents and taking any actions that the Indemnity Representative may, in its sole discretion, determine to be appropriate in connection with any of the Definitive Agreements and the Transactions. SPC Partners II, L.P. hereby accepts its appointment as Indemnity Representative.
          (b) Authority. Without limiting the broad authority and discretion granted to the Indemnity Representative in Section 9.2, each Indemnifying Party hereby grants to the Indemnity Representative full authority to execute, deliver, acknowledge, certify, file and record on behalf of such Indemnifying Party (in the name of any or all of the Indemnifying Parties) the

Escrow Agreement and any and all other documents that the Indemnity Representative may, in its sole discretion, determine to be appropriate, in such forms and containing such provisions as the Indemnity Representative may, in its sole discretion, determine to be appropriate (including any amendment to or waiver of rights under any of the Transaction Agreements). Notwithstanding anything to the contrary contained in any of the Transaction Agreements, and without limiting the generality of the foregoing authorization granted to the Indemnity Representative, the Indemnity Representative is specifically authorized to perform, or cause to be performed, on behalf of the Indemnifying Parties, the following acts in the discretion of the Indemnity Representative:
               (i) Perform all obligations, duties and rights of the Indemnity Representative on behalf of each Indemnifying Party pursuant to the terms of the Escrow Agreement; and
               (ii) Engage legal, accounting and other representatives and advisors and pay their fees and expenses
          (c) Compensation. The Indemnity Representative shall not be entitled to any compensation on account of acting in such role. Nothing in this Section 9.2(c) shall diminish or otherwise affect the rights of the Indemnity Representative under Sections 9.2(d) and 9.2(e) below.
          (d) Reimbursement of Expenses. Notwithstanding Section 9.2(c), the Indemnity Representative shall be entitled to receive reimbursement from the Indemnifying Parties, for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Indemnity Representative in the performance or discharge of its rights and obligations under this Agreement (the “Representative Expenses”). After the release of Escrow, the Indemnity Representative shall have the right to receive reimbursement for Representative Expenses from the Escrow out of and prior to any distribution from the Escrow to the Indemnifying Parties pursuant to the Escrow Agreement. If the Escrow has been exhausted, the Indemnity Representative shall have the right to seek reimbursement for Representative Expenses directly from the Indemnifying Parties. The Buyer shall not have any Liability with respect to the Representative Expenses.
          (e) Reliance. Buyer shall be entitled, but not required, to deal exclusively with the Indemnity Representative on all matters relating to this Agreement and the Escrow Agreement (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Indemnifying Party). Each Indemnitee shall be entitled, but not required, to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnifying Party by the Indemnity Representative, and on any other action taken or purported to be taken on behalf of any Indemnifying Party by the Indemnity Representative, as fully binding upon such Indemnifying Party.
          (f) Power of Attorney Coupled with an Interest. The Indemnifying Parties recognize and intend that the power of attorney granted in this Section 9.2 is coupled with an interest and is irrevocable, (b) may be delegated by the Indemnity Representative, and (c) shall survive the death or incapacity of any Indemnifying Party and the dissolution of Seller.

          (g) Successors. In the event that the Indemnity Representative shall resign as a Indemnity Representative or shall die or become incapacitated or otherwise unable to perform its duties hereunder, the Indemnifying Stockholders shall elect and appoint a successor to the resigning or incapacitated Indemnity Representative, with each Indemnifying Stockholder having such voting power in such election in the same proportion as its voting power in Seller. Any such election and appointment may be made, and the Indemnity Representative may be removed or replaced, by the written consent of the Indemnifying Parties who, as of the Agreement Date, had at least a majority of the voting power in Seller prior to Closing.
     9.3 Notice and Opportunity to Defend. If any action, proceeding, claim, liability, demand or assessment shall be asserted against any Indemnitee in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify the Indemnity Representative thereof within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnity Representative shall not affect the Indemnitee’s right to indemnification hereunder unless the Indemnifying Parties’ interests are actually and materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnity Representative shall have the right, within ten (10) Business Days after receipt of such notice, to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, and to retain counsel in connection therewith; provided, however, that if the Indemnity Representative shall exercise its right to assume such control.
          (a) the Indemnitee may, in its sole discretion and at its own expense, employ separate counsel to represent it in any such matter, and in such event counsel selected by the Indemnity Representative shall be required to reasonably cooperate with such counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnitee;
          (b) for any subject matter, the Indemnitee will make reasonably available to the Indemnity Representative those employees of the Indemnitee or any Affiliate of the Indemnitee whose assistance, testimony or presence is necessary to assist the Indemnity Representative in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business activities of the Indemnitee and its Affiliates;
          (c) the Indemnity Representative shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; and
          (d) in the event that any action, suit, proceeding, claim, liability or assessment (or the compromise or settlement thereof) involves a claim for (i) injunctive relief that could affect the Business in any respect, or (ii) a claim for damages (or a claim that could result in damages) in excess of the limitations set forth in Section 9.5(c)(i) or (ii), if applicable to such claim, Indemnitees shall have the right to control the defense and settlement thereof, at the sole cost and expense of the Indemnifying Parties; provided, however, that Buyer shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnity Representative, which consent shall not be unreasonably withheld or delayed.
     9.4 Remedies. Following the Closing Date, in the absence of fraud, the sole and exclusive remedy of Buyer with respect to a claim for indemnity pursuant to Section 9.1 or any other matter arising out of this Agreement or the transactions contemplated hereby shall be restricted to the indemnification rights set forth in this Article IX; provided, however, that each Party shall have the right to seek injunctive relief and specific performance. Except for the indemnification rights set forth under Section 9.1, Buyer hereby releases Seller and Parent and their respective Affiliates and Representatives from, and waives and agrees not to assert against them, any and all rights (including rights to contribution and indemnification), actions or remedies that Buyer, its Affiliates and their respective assigns may at any time have under applicable law (including without limitation Environmental Laws), common law or otherwise.
     9.5 Certain Limitations. The liability of the Indemnifying Parties for claims under Sections 9.1(a) shall be limited by the following:
          (a) Damages after Survival Dates. At any time after the applicable Survival Date for a representation and warranty, no Indemnifying Party shall have any further obligations under this Article IX for breaches of such representations and warranties of Seller or Parent, except for Damages with respect to matters for which the Indemnitee has given written notice prior to such date in accordance with Section 9.3.
          (b) Deductibles.
               (i) General. Except as provided in Section 9.5(b)(ii) below, any claim by an Indemnitee against the Indemnifying Parties for Damages pursuant to Section 9.1(a) shall be payable only in the event that the accumulated amount of Damages shall exceed $200,000 in the aggregate (the “Indemnification Threshold”), in which case the Indemnifying Parties shall thereafter provide indemnification only for the portion of such amounts exceeding the Indemnification Threshold.
               (ii) Special Items. Notwithstanding the foregoing, any claim by an Indemnitee relating to a breach of any of the Special Representations and the representations set forth in Sections 3.12 (Litigation), and 3.21 (Fees), (the “Special Items”) shall not be subject to the Indemnification Threshold. In addition, any deductible under the Environmental Insurance Policy shall not be subject to the Indemnification Threshold, and Buyer shall be entitled to recover from the Escrow funds to cover such deductible.
          (c) Indemnification Caps.
               (i) General. Except as provided in Section 9.5(c)(ii)-(iii) below, the maximum aggregate liability of the Indemnifying Parties in respect of any claims by the Indemnitees for Damages pursuant to Section 9.1(a) shall be $1,000,000 (as adjusted pursuant to the last sentence of Section 9.5(c)(ii) below).
               (ii) Environmental and Special Matters. Except as provided in Section 9.5(c)(iii) below, the maximum aggregate liability of the Indemnifying Parties in respect of any claims by the Indemnitees for Damages arising out of a breach of a Special Item or of Sections 3.1 (Organization), 3.2 (Authorization), 3.18 (Environmental) or 3.34(a) or (b) (Parent) of this Agreement shall be $3,600,000 (as adjusted pursuant to the last sentence of this Section 9.5(c)(ii) below), less the aggregate amount of all other claims by the Indemnitees made pursuant to this Agreement. Proceeds received by Buyer under the Environmental Insurance Policy shall not be deemed to reduce the Escrow, but shall be deemed to count against and reduce the amount available for recovery under the indemnification cap for claims arising from Section 3.18 (Environmental) set forth in this Section 9.5(c)(ii) on a dollar-for-dollar basis.
               (iii) Fraud. The liability of the Indemnifying Parties for Damages relating to fraud shall not be limited.
          (d) Indemnification for Purchased Assets. The Parties acknowledge and agree that, notwithstanding anything to the contrary contained herein, the sole remedy for a breach of Section 3.24 (Sufficiency of Purchased Assets) shall be that Seller shall, following its receipt of a written notice from Buyer of any such breach, convey or transfer, or cause to be conveyed or transferred, to Buyer the applicable asset; provided, that if the applicable asset is used by Seller in connection with any Excluded Assets or any Excluded Liabilities, Seller shall be obligated only to provide Buyer a royalty-free license to use the applicable asset during the remainder of its useful life solely in a manner consistent with Seller’s historical use of such asset in connection with the past conduct of the Business.
     9.6 Escrow; Priority Among Indemnifying Parties.
          (a) With respect to any claims against an Indemnifying Party for indemnification, an Indemnitee shall first proceed against the Escrow with respect to claims any Indemnitee has for indemnification pursuant to this Article IX.
          (b) In the event the Escrow is not sufficient to satisfy any valid indemnification claim of Indemnitee, or in the event such claim is made in accordance with the provisions of this Article IX after the Escrow has terminated and recourse to such claim can properly be made beyond the Escrow, then Seller shall remain obligated to satisfy such indemnification claim hereunder in full (subject to the other limitations in this Article IX).
     9.7 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and Parent and each of their successors, assigns and Affiliates (individually, a “Buyer Indemnitee”, and collectively, the “Buyer Indemnitees”) from and against and in respect of any and all Damages suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:
          (a) any breach of any covenant of Buyer contained in the Definitive Agreements, the Closing Documents or any certificate or instrument entered into or delivered by Buyer in connection with the Transaction other than the Supply Agreement or the Escrow Agreement;
          (b) all Assumed Liabilities; and

          (c) Buyer’s conduct or operation of the Business or use of the Purchased Assets following the Closing Date.
     To the extent that Buyer’s undertakings set forth in this Section 9.7 may be unenforceable, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Damages incurred by a Buyer Indemnitee.
ARTICLE 10
MISCELLANEOUS
     10.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.
     10.2 Entire Agreement and Modification. This Agreement (including the exhibits, schedules and annexes hereto, the Seller Disclosure Letter and the Buyer Disclosure Letter) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.
     10.3 Amendment. At any time prior to the Closing, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto. At any time after the Closing, this Agreement may be amended by execution of an instrument in writing, signed by each of the Parties hereto.
     10.4 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that so long as Buyer remains liable for its obligations under this Agreement, Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder.
     10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.8 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) three (3) Business Days after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid, or (c) one Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by Federal Express or similar overnight courier, freight prepaid. All notices or other communications shall be addressed to the intended recipient as set forth below:
If to Buyer:
Diamond Foods, Inc.
1050 South Diamond Street
Stockton, CA 95205
Attn: Stephen Kim, Vice President and General Counsel
Telephone: (209) 932-5640
Facsimile: (209) 933-6861
With a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA, 94041
Attn: Horace Nash
Facsimile: (650) 938-5200
If to Seller:
Harmony Foods Corporation
2200 Delaware Avenue
Santa Cruz, CA 95060
Attention: Chief Executive Officer
Facsimile: (813) 460-1417
With a copy (which shall not constitute notice) to:

Swander Pace Capital
345 California Street, Suite 2550
San Francisco, CA 94104
Attn: Shawn Hecht
Facsimile: (415) 477-8510
And a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
555 California Street, Ste 2700
San Francisco, CA 94104
Attn: Stephen D. Oetgen
Facsimile: (415) 439-1500
If to Indemnity Representative:
SPC Partners II, L.P.
c/o Swander Pace Capital
345 California Street, Suite 2550
San Francisco, CA 94104
Attn: Shawn Hecht
Facsimile: (415) 477-8510
With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
555 California Street, Ste 2700
San Francisco, CA 94104
Attn: Stephen D. Oetgen
Facsimile: (415) 439 1500
     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) Business Days’ advance written notice to the other Parties pursuant to the provisions above.
     10.9 Governing Law. This Agreement shall be governed in all respects solely by the substantive laws of the State of California, without regard to conflicts of laws or the choice of law principles of any jurisdiction including the State of California, and without the need of any Party to establish the reasonableness of the relationship between the laws of the State of California and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of California.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.11 Expenses. Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.12 Construction.
          (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
          (b) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.
     10.13 Seller Disclosure Letter.
          (a) The disclosures in the Seller Disclosure Letter, and those in any supplement thereto, are qualified in their entirety by reference to representations and warranties in the section of the Agreement to which they expressly relate. The mere inclusion of information in the Seller Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Seller that such information represents a material exception or a material fact, event or circumstance or that such information has had or would reasonably be expected to have a Material Adverse Effect, or constitute, or be deemed to be, an admission to any third party concerning such information. Matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected therein. Such additional matters are set forth for informational purposes only, and the Seller Disclosure Letter does not necessarily include other matters of a similar nature. Similarly, the inclusion of information in the Seller Disclosure Letter as to matters in the ordinary course of business does not mean that other such information is also included.
          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in Seller Disclosure Letter (other than an exception expressly set forth as such in Seller Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
          (c) Any matter disclosed in any section of the Seller Disclosure Letter shall be deemed to be disclosed in other sections of the Schedules to the extent the relevance of such matter to such other sections of the Schedules is reasonably apparent from the text of the matter disclosed without review or examination of any document referenced by such matter. Headings and introductory language have been included in the Seller Disclosure Letter for convenience only, and such headings and introductory language shall not have the effect of amending, and shall not be used to construe, the representations and warranties of Seller set forth in the

Agreement. Except as specifically noted in the Seller Disclosure Letter, Seller or its agents have made available to Buyer or its agents copies of all agreements, instruments and other documents referred to therein.
     10.14 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     10.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.16 Consent to Jurisdiction. Any federal or state court in San Francisco, California having competent jurisdiction (the “Competent Court”) (and not any other court in any state or country) shall have exclusive jurisdiction in connection with this Agreement. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Competent Court in any action or proceeding arising out of or relating to this Agreement and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in the Competent Court or that the Competent Court is an inconvenient forum.
     10.17 Schedules and Exhibits. The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.
*   *   *   *   *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

Buyer:	DIAMOND FOODS, INC.

By:

Name:

Title:

Parent:	GSH HOLDINGS, INC.

By:

Name:

Title:

Seller:	HARMONY FOODS CORPORATION

By:

Name:

Title:

Indemnity Representative:	SPC PARTNERS II, L.P.

By:

Name:

Title: